Exhibit 99.1


Hemispherx Biopharma Appoints McGladrey & Pullen as Independent Auditing Firm Thursday November 9, 8:30 am ET


PHILADELPHIA--(BUSINESS WIRE)--Hemispherx Biopharma, Inc. (AMEX: HEB - News) announced that its Board of Directors has engaged McGladrey & Pullen, LLP as the Company's new independent registered public accounting firm following the filing of its quarterly report on Form 10-Q for the period ended September 30, 2006.

McGladrey & Pullen, a partner-owned CPA firm, provides audit and attest services to midsized companies. It has 100 offices in the United States. McGladrey & Pullen helps clients with global business needs through its membership in RSM International (an affiliation of separate and independent accounting and consulting firms).

McGladrey & Pullen LLP and RSM McGladrey Inc., a business services provider, have an alternative practice structure. Though separate and independent legal entities, they work together to serve clients' business needs. When considered together, the two companies rank as the fifth-largest provider of accounting, tax and business consulting in the United States (source: Public Accounting Report). Web site: http://www.mcgladrey.com/.

About Hemispherx Biopharma

Hemispherx Biopharma, Inc. is a biopharmaceutical company engaged in the manufacture and clinical development of new drug entities for treatment of seriously debilitating disorders. Hemispherx's flagship products include Alferon N Injection(R) and the experimental therapeutics Ampligen(R) and Oragens(R). Alferon N Injection(R) is approved for a category of STD infection, and Ampligen(R) and Oragens(R) represent experimental RNA nucleic acids being developed for globally important viral diseases and disorders of the immune system. Hemispherx's platform technology includes large and small agent components for potential treatment of various severely debilitating and life threatening diseases. Hemispherx has in excess of 100 patents comprising its core intellectual property estate, a fully commercialized product (Alferon N Injection(R)) and GMP certified manufacturing facilities for its novel pharma products. For more information please visit www.hemispherx.net.

Information contained in this news release other than historical information, should be considered forward-looking and is subject to various risk factors and uncertainties. For instance, the strategies and operations of Hemispherx involve risk of competition, changing market conditions, change in laws and regulations affecting these industries and numerous other factors discussed in this release and in the Company's filings with the Securities and Exchange Commission. Any specifically referenced investigational drugs and associated technologies of the Company (including Ampligen(R), Alferon LDO and Oragens) are experimental in nature and as such are not designated safe and effective by a regulatory authority for general use and are legally available only through clinical trials with the referenced disorders. The forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements. Clinical trials for other potential indications of the approved biologic Alferon N Injection(R) do not imply that the product will ever be specifically approved commercially for these other treatment indications.

Contact:
Hemispherx Biopharma, Inc.
Dianne Will, 518-398-6222
ir@hemispherx.net
or
CCG Investor Relations
Sean Collins, Sr. Partner, 310-477-9800